Exhibit 4.8

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER MAY BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR PLEDGED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (B) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR (C) SUCH SALE, OFFER, TRANSFER, ASSIGNMENT OR PLEDGE OTHERWISE IS EXEMPT FROM REGISTRATION OR QUALIFIES FOR AN AVAILABLE EXCEPTION TO THE REGISTRATION REQUIREMENTS UNDER SUCH ACT.

COMMON STOCK WARRANT

This Common Stock Warrant (this “Warrant”), entered into as of February 20, 2025, certifies that, subject to the terms and conditions set forth and incorporated by reference herein, Shamrock Ionetix, LLC, a Delaware limited liability company, or its registered assigns (as applicable, the “Holder”), is entitled to purchase from Ionetix Corporation, a Delaware corporation (the “Company”), 250,000 shares of Common Stock of the Company, par value $0.0001 per share (the “Common Stock,” and the shares of Common Stock issued or issuable upon exercise hereof, “Shares”), in each case at the Warrant Price (as defined below) per Share. This Warrant is issued in connection with that certain Fourth Amendment, dated as of February 20, 2025, to that certain Credit Agreement, dated as of February 24, 2023 (the “Credit Agreement”), by among the Company, the lender parties thereto, and Shamrock Ionetix, LLC, as administrative agent and collateral agent.

1. Warrant Price.

1.1 Warrant Price. The purchase price to be paid for each Share issuable upon exercise of this Warrant shall be $0.01 per share of Common Stock, as such purchase price may be adjusted pursuant to the adjustment provisions in Section 7 of this Warrant (such price per Share and as the same may be adjusted from time to time as described herein, is referred to as the “Warrant Price”).

For the purposes of this Warrant, “Acquisition”, “Asset Transfer” and “Initial Offering” shall have the respective meanings ascribed to them in the Fourth Amended and Restated Investor Rights Agreement, by and between the Company and the investors therein, dated December 14, 2018, as amended from time to time (the “IRA”).

2. Exercise Period. This Warrant shall be exercisable by the Holder at any time and from time to time in whole or in part during the term beginning with the date of this Warrant first set forth above and ending at 5:00 p.m. Pacific Time on the tenth anniversary of the date of this Warrant, or if such day is not a business day, on the next succeeding business day (the “Expiration Date”) or, if earlier, immediately prior to the closing of an Acquisition after or as a result of which the stockholders of the Company immediately prior to the Acquisition will beneficially own less than twenty-five percent (25%) of the outstanding voting capital stock of the Company or the entity acquiring the Company or surviving the Acquisition, as applicable. The Holder may in its discretion condition any exercise of this Warrant in connection with the closing of any Acquisition, Asset Transfer or Initial Offering or other transaction or event upon the closing of any such transaction or event by stating as much in its Notice of Exercise, and if such transaction or event is not completed or does not occur then such exercise shall be deemed not to have occurred.

3. Method of Exercise.

3.1 Cash Exercise. The Holder may exercise this Warrant from time to time, in whole or in part on or before the Expiration Date by (a) surrendering this Warrant and delivering a duly executed Notice of Exercise (substantially in the form attached hereto as Exhibit A, a “Notice of Exercise”) to the Company and (b) paying to the Company the Warrant Price multiplied by the number of Shares being purchased. Payment shall be made either (i) by cash or check drawn on a United States bank and for United States funds made payable to the Company, or (ii) by wire transfer to the account of the Company, or (iii) by cancellation of indebtedness of the Company to the Holder or (iv) any combination of the foregoing payment methods. Issuance of certificates for Shares upon any exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense, all of which taxes and expenses shall be paid by the Company.

3.2 Net Exercise. In lieu of exercising this Warrant pursuant to Section 3.1, the Holder may exercise the purchase rights evidenced by this Warrant from time to time, in whole or in part on or before the Expiration Date by surrendering this Warrant and delivering a duly executed Notice of Exercise to the Company marked to reflect a “net exercise” and specifying the number of Shares to be so purchased. Upon any such “net exercise,” the Holder shall be entitled to receive a number of Shares computed as of the date of exercise and surrender of this Warrant, to the Company (the “Exercise Date”) using the following formula:

X = Y(A-B)
      A

Where X = the number of Shares to be issued to the Holder for the portion of this Warrant being exercised;

Where Y = the number of Shares purchasable upon exercise of this Warrant as of the Exercise Date (or the applicable portion thereof being exercised);

Where A = the fair market value of one Share at the date of such “net exercise”; and

Where B = the Warrant Price as of the Exercise Date.

3.3 Fair Market Value. For purposes of the above calculation, the fair market value of one Share shall be mutually determined and agreed by the Company’s Board of Directors and the Holder; provided, that if the Company’s Board of Directors and the Holder are unable through good faith discussions to agree on the fair market value of one Share within a reasonable period of time (not to exceed 30 days after the Company’s receipt of the applicable Notice of Exercise), such fair market value shall be determined by a nationally recognized investment bank, accounting or valuation firm engaged by the Company (and that otherwise has not been retained by or provided services to the Company or its affiliates within the five (5) year period preceding such engagement) and approved by the Holder. The determination of such firm as to the value of one Share in this context shall be final and conclusive, absent fraud or manifest error, and the fees and expenses of such valuation firm and such valuation shall be borne solely by the Company. Notwithstanding the foregoing, (i) where a public market for the applicable type of Common Stock proposed to be issued upon the “net exercise” of this Warrant exists at the time of such exercise, the fair market value per Share shall be the volume weighted average closing sale prices quoted on the Nasdaq Stock Market or any other exchange on which the Common Stock is then listed, as published in the Western Edition of The Wall Street Journal, for the thirty (30) trading day period ending on the date of “net exercise” (or, if not so listed, the volume weighted average of the closing bid and ask prices of such Common Stock quoted in the over-the-counter market for the thirty (30) trading day period ending on the date of “net exercise”) and (ii) if the Holder elects to exercise this Warrant in connection with an Initial Offering, the fair market value per Share shall be the per share offering price to the public in such Initial Offering.

3.4 Status of Shares and Related Rights. Upon the issuance of any Shares hereunder, such Shares shall have the applicable rights, preferences, privileges and be subject to the adjustment and other applicable provisions applicable thereto under the Company’s Tenth Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Charter”), with respect to the Common Stock so issued.

4. Delivery of Stock Certificates. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the later of the date of its surrender for exercise and the date the Holder tenders the Warrant Price for each Share to be issued upon such exercise, if applicable, as provided above, and the person entitled or designated by the Holder to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as practicable on or after such date, the Company at its expense shall issue and deliver a certificate or certificates for the number of Shares issuable upon such exercise to the person or persons entitled or designated to receive the same. If this Warrant is exercised in part and the Warrant has not otherwise expired, the Company at its expense shall promptly execute and deliver to or at the direction of the Holder a new Warrant of like tenor to this Warrant exercisable for the number of remaining Shares for which this Warrant may then be exercised.

5. No Fractional Shares. The Company shall not be required to issue any fractional shares upon the exercise of the Holder’s purchase rights under this Warrant. In lieu of any fractional share, the Company shall pay cash equal to such fraction multiplied by the per Share fair market value of the Common Stock as of the date of exercise determined in accordance with Section 3.3.

6. Reservation of Shares. The Company hereby represents, warrants and covenants that it has authorized and reserved for issuance, and will at all times keep available and reserved for issuance, such number of authorized shares of its Common Stock, free from all preemptive or other rights, as will be sufficient to at all times permit the exercise of this Warrant for the full number of Shares issuable upon any such exercise. The Company further covenants that such Shares will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, adverse claims, liens and charges.

7. Adjustment Provisions.

7.1 Stock Splits and Combinations. If the Company subdivides its outstanding shares of Common Stock issuable upon exercise hereof, then the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased (and the number of Shares issuable upon exercise of this Warrant shall be proportionately increased), and, if the Company at any time combines the outstanding shares of Common Stock issuable upon exercise hereof, the Warrant Price for the applicable shares of Common Stock then in effect immediately before that combination shall be proportionately increased (and the number of Shares issuable upon exercise of this Warrant shall be proportionately decreased). Any adjustment under this Section 7.2 shall become effective at the close of business on the date the subdivision or combination becomes effective. For purposes of this Section 7.2, a distribution or dividend payable in Common Stock or in any security convertible into Common Stock shall be deemed a stock split or subdivision. The provisions of this Section 7.2 shall similarly apply to successive subdivisions or combinations.

7.2 Reclassification, Exchange and Substitution. If the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any other series or class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Holder of this Warrant shall, upon its exercise, be entitled to purchase, in lieu of the Common Stock that the Holder would have been entitled to purchase but for such change, a number of shares of such other series or class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the Holder upon exercise of this Warrant immediately before that change, and appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the adjustment provisions of this Section 7 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 7.3 shall similarly apply to successive capital reorganizations, reclassifications or other applicable events affecting the Common Stock issuable upon exercise of this Warrant or the other capital stock issuable as a result of any prior adjustment pursuant to this Section 7.3.

7.3 Reorganizations, Mergers, or Consolidations. If at any time there is a capital reorganization of the Company’s Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Section 7) or merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company to another person, then as a part of such capital reorganization, merger, or consolidation or asset sale, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price then in effect, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or its parent, to which a holder of the Common Stock deliverable upon exercise of this Warrant was or would have been entitled in such capital reorganization, merger, or consolidation if this Warrant had been exercised immediately before that capital reorganization, merger, or consolidation. In any such case, appropriate adjustment, as determined in good faith by the Company’s Board of Directors, shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the capital reorganization, merger, or consolidation so that the provisions of this Warrant (including appropriate adjustment of the Warrant Price then in effect and number of shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. The provisions of this Section 7.4 shall similarly apply to successive capital reorganizations, mergers, consolidations or sales.

7.4 Notice of Adjustments. The Company shall give written notice of each adjustment or readjustment of the number of Shares of Common Stock or other securities issuable upon exercise of this Warrant and the applicable Warrant Price to the registered Holder of this Warrant at such Holder’s address as shown on the Company’s books as promptly as reasonably practicable and in no event later than twenty (20) business days after the occurrence of the event resulting in such adjustment.

7.5 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or the number of or type of Shares from time to time purchasable upon exercise of this Warrant. Any Warrant of like tenor hereto issued after any adjustment or any partial transfer or exercise or in replacement hereof may continue to express the same Warrant Price and the same number of Shares issuable upon the exercise hereof (appropriately reduced in the case of a partial exercise) as are stated on the face of this Warrant as initially issued, and notwithstanding the number of Shares stated on the face of this Warrant, the Warrant Price and number of Shares issuable upon exercise of this Warrant, as applicable, shall be considered to have been appropriately changed effective at the close of business on the date of any applicable adjustment(s).

8. Transfer of Warrant.

8.1 Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable by or at the direction of the Holder, in whole or in part, upon surrender of this Warrant to the Company or its designated agent, together with a written assignment of this Warrant, substantially in the form attached hereto as Exhibit B (the “Assignment Form”), duly executed by the Holder or its agent or attorney and the payment of funds sufficient to pay any applicable transfer taxes, if any, that the Company represents and warrants are payable under applicable tax law upon the making of such transfer. Notwithstanding the preceding sentence, the Holder shall not transfer this Warrant, in whole or in part, to any party that after reasonable inquiry of the proposed transferee (with no duty or obligation to confirm the accuracy or veracity of the response) the Holder reasonably believes to be (i) in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the USA Patriot Act, the Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency; or (ii) subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority. Upon such surrender and, if required and requested by the Company, such payment of any applicable transfer taxes, the Company shall as promptly as reasonably practicable execute and deliver a new warrant or warrants of like tenor to this Warrant in the name of the applicable transferee or transferees, as applicable, and in the denomination or denominations specified in the Assignment Form, and shall issue to the Holder or its designee a new warrant of like tenor to this Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly transferred in full in accordance herewith, may be exercised by a new holder for the purchase of Shares without having a new warrant issued. Each proposed purchaser, pledgee, or transferee of the Warrant by the acceptance hereof, in whole or in part as applicable, shall be deemed to have agreed to take and hold the Warrant (or the applicable portion hereof transferred to it) subject to the provisions and upon the terms and conditions set forth herein.

8.2 New Warrants. This Warrant may be divided or combined with other warrants of like tenor upon presentation hereof (and thereof, in the case of a combination) to the Company, together with a written notice specifying the names and denominations in which such new warrants are to be issued, signed by the Holder or its agent or attorney or designee. Subject to compliance with Section 8.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new warrant or warrants of like tenor to this Warrant in exchange for this Warrant or other warrants to be divided or combined in accordance with such notice. All warrants issued upon any transfers or exchanges or in replacement of this Warrant shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Shares issuable pursuant thereto.

8.3 Warrant Register. The Company shall register this Warrant, in records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. Subject to the proviso in Section 10.4 below, the Company may deem and treat the registered Holder of this Warrant as the absolute owner and holder hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice from the Holder to the contrary.

9. Investment Representations. By accepting this Warrant, the Holder affirms that the investment representations and warranties of the Holder set forth in Section 9.19 of the Credit Agreement are true and correct as of the date hereof.

10. Miscellaneous Provisions.

10.1 Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a customary indemnity agreement reasonably satisfactory to the Company or, in the case of mutilation, on surrender and cancellation of the mutilated Warrant, the Company at its expense will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor; provided, that, in the case of mutilation, no indemnity shall be required if the mutilated Warrant in identifiable form is surrendered to the Company for cancellation.

10.2 No Rights as Stockholder. Prior to the exercise of this Warrant, and without limiting any status or rights of the Holder independent of this Warrant (including, without limitation, those provided in the IRA), the Holder shall not by virtue of holding this Warrant be entitled to vote or receive dividends or be considered a stockholder of the Company with respect to the Shares underlying this Warrant for any purpose, nor shall anything in this Warrant in and of itself be construed to confer on the Holder any rights of a stockholder of the Company or any right in its capacity as a Holder to vote, give or withhold consent to any corporate action, to receive notice of meetings of stockholders, to receive dividends or subscription rights or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities or obligations on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities or obligations are or may be asserted by the Company or by creditors of the Company.

10.3 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to the choice of law provisions or principles thereof to the extent such provisions or principles might render the laws of any other jurisdiction applicable to this Warrant.

10.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of this Warrant or the Shares from time to time. The Holder may transfer all or a portion of its interests, rights and obligations under this Warrant in accordance with Section 8; provided, however, that (other than with respect to any transfer of this Warrant or any Shares issued hereunder to an affiliate of the Holder) prior to the receipt by the Company of an Assignment Form in accordance with Section 8, the Company may deem and treat the person listed as the holder of such securities in its records as the absolute owner and holder of this Warrant or any Shares issued upon exercise thereof for all purposes.

10.5 Entire Agreement. This Warrant and the Loan Documents (as defined in the Credit Agreement) constitute the full and entire understanding and agreement between the parties with regard to the collective subject matter hereof and thereof, and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. The parties acknowledge and agree that any other prior or contemporaneous discussions, communications, negotiations, agreements or understandings between the parties with respect to the purchase and sale of this Warrant are superseded by this Warrant and the terms of the Loan Documents as they pertain to this Warrant or the Shares issuable upon the exercise hereof; provided, that the parties acknowledge and agree that the IRA shall remain outstanding and in effect in accordance with its terms notwithstanding the issuance or any exercise of this Warrant.

10.6 Severability. In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Warrant, and this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7 Amendment and Waiver. This Warrant may be amended or modified, and the obligations of the Company and the rights of the Holder may be waived, only upon the written consent of the Company and the Holder.

10.8 Delays, Omissions and Waivers. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by the other party under this Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Warrant or any waiver on such party’s part of any provisions or conditions of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail (with no transmission error or equivalent message indicating a failure to transmit) if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications regarding this Warrant shall be delivered to the Company at any of the mailing address or the e-mail address of the Company as set forth on the signature page hereof and to the Holder at any of the mailing address or e-mail address of the Holder set forth on the signature page hereto or at such other address or e-mail address as the Company or the Holder may designate for purposes of notices or other communications hereunder by ten days advance written notice to the other parties hereto in accordance with this Section.

10.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Warrant, including, without limitation, to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

10.11 Titles and Subtitles. The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing them.

10.12 Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify and hold harmless each other party for any claims, losses or expenses incurred by such other party as a result of the representation made by such first referenced made in this Section 10.13 being untrue.

10.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

10.15 No Impairment or Circumvention. Pursuant to the terms and conditions of this Warrant, the Company shall: (a) authorize and reserve for issuance a sufficient number of shares of Common Stock to from time to time and at all times allow for the full exercise of this Warrant and the issuance of all Shares issuable to the Holder upon any exercise of this Warrant in accordance with its terms, (b) not directly or indirectly take or omit any action the result of which reasonably could impair or delay the Company’s ability to timely and fully comply with the terms of the Warrant or otherwise seek through any act or omission to avoid or circumvent the benefits intended to be conferred on the Holder hereunder, and (c) provide the Holder with at least ten business days prior written notice of the record date (if applicable) and the anticipated closing or effective date for any proposed Acquisition, Asset Transfer, Initial Offering, dividend or distribution by or involving the Company or any subsidiary thereof.

10.16 Cumulative Remedies. Except as expressly provided herein to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. The parties agree that a breach of the Company’s obligations under this Warrant would be materially damaging to the Holder and may not be adequately compensated for by monetary damages alone. Therefore, the Holder shall be entitled to equitable relief and to specific enforcement of the terms of this Warrant, in addition to any other rights, recourse or remedy available at law or in equity, and

10.17 Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by the party breaching or threatening to breach any such obligations, the other party hereto shall, in addition to any and all other rights, recourse and remedies that may be available to such other party in respect of such breach or threatened breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, in each case without such other party having to post a bond or other security or to prove the inadequacy of unavailability of monetary damages.

10.18 “Market Stand-Off” Agreement. The Holder hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares issued or issuable under this Warrant for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (or such longer period, not to exceed 35 days after the expiration of the 180-day period, as the underwriters shall request in order facilitate compliance with any applicable rule or regulation in connection with the release or announced release of financial or material information by the Company); provided that all officers and directors of the Company and holders of at least five percent of the Company’s voting securities enter into and remain bound by similar agreements. However, this Section 10.18 will not apply to Shares issued under this Warrant to the extent that such shares are subject to the “Market Stand-Off” Agreement in Section 2.11 of the IRA.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above

COMPANY:

Ionetix Corporation

By:	/s/ Kevin Cameron
Name:	Kevin Cameron
Title:	Chief Executive Officer

Address:	3130 Sovereign Drive, Suite 5A/5B/5C, Lansing, MI 48911

E-Mail:	kcameron@ionetix.com

HOLDER:

Shamrock Ionetix, LLC

By:	/s/ Gregory Martin
Name:	Gregory Martin
Title:	President

Address:

E-Mail:	gmartin@shamrock.com

Exhibit A

NOTICE OF EXERCISE1

To: Ionetix Corporation

(1) The undersigned hereby elects to purchase shares of Common Stock of Ionetix Corporation, a Delaware corporation (the “Company”) pursuant to the terms of the attached warrant (the “Warrant”), and

☐ (check if applicable) tenders herewith payment of the purchase price in full pursuant to Section 3.1 of the Warrant by the following means [describe method/means of payment]; or

☐ (check if applicable) elects to “net exercise” the Warrant as provided in Section 3.2 of the Warrant.

(2) Please issue a certificate or certificates representing the number of shares of Common Stock in the name of [the undersigned][the following: [insert name of designee]].

(3) The undersigned represents that the shares of Common Stock referenced above are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

By:

Name:

Title:

Address:

[1]	This Notice of Exercise may include conditional or contingent exercise provisions in the discretion of the Holder, whereby the exercise of the Warrant pursuant to this Notice of Exercise is made subject to and conditioned upon the satisfaction of stated conditions or contingencies.

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant (or applicable portion thereof specified below) and all rights evidenced thereby (or those with respect to the applicable portion of the Warrant specified below) are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: ____________ ___, ____

Holder’s Signature:

Holder’s Address:

Percentage/Portion of Warrant To Be Assigned:

Acknowledged and agreed:

Ionetix Corporation

By:

Name:

Title: